Exhibit 99.1

Investor Relations:

Christopher Taylor

781-398-2466

Media Relations:

Sarah Emond

781-398-2544

For Immediate Release

Oscient Pharmaceuticals Provides Preliminary Revenue Results for Fourth Quarter and Fiscal Year 2007

— 2007 revenues increase to approximately $80 million from $46 million in 2006;

ANTARA® acquisition catalyst for growth —

Waltham, Mass., January 14, 2008 – Oscient Pharmaceuticals Corporation (Nasdaq: OSCI) today announced preliminary revenue results for the fourth quarter and fiscal year ended December 31, 2007. For the fourth quarter of 2007, the Company expects to record total revenues of approximately $25 million, with approximately $19 million from ANTARA® (fenofibrate) capsules and approximately $6 million in revenues related to FACTIVE® (gemifloxacin mesylate) tablets. These results compare to approximately $18 million in total revenues in the fourth quarter of 2006 and reflect nearly 40% growth.

For fiscal year 2007, the Company expects to record approximately $80 million in total revenues, an increase of approximately 74% from $46 million in total revenues generated by the Company in 2006. Oscient acquired ANTARA in the third quarter of 2006. In 2007, approximately $59 million in revenue was derived from ANTARA and approximately $21 million in revenues from FACTIVE. The Company expects its total cash, including restricted cash and cash equivalents, as of December 31, 2007, to be approximately $52 million.

“The fourth quarter results illustrate the ability of our sales team to continue to grow the ANTARA brand while increasing promotional efforts on FACTIVE during the winter respiratory tract infection season,” stated Steven M. Rauscher, President and Chief Executive Officer. “During the fourth quarter, ANTARA was one of the fastest growing brands in the non-statin dyslipidemia market, in terms of prescription growth rate, compared to the prior quarter and we look forward to continuing ANTARA’s growth into 2008.”

During the fourth quarter of 2007, according to weekly data from Wolters Kluwer Health, more than 143,200 prescriptions for ANTARA were filled, a 7% increase over the third quarter of 2007. As the winter respiratory tract infection season commenced, more than 62,500 prescriptions for FACTIVE were dispensed in the fourth quarter of 2007, compared to 41,500 prescriptions dispensed during the third quarter of 2007.

The Company plans to announce complete financial results and host a conference call with investors in February.

About Oscient Pharmaceuticals

Oscient Pharmaceuticals Corporation is a commercial-stage pharmaceutical company marketing two FDA-approved products in the United States; ANTARA® (fenofibrate) capsules, a cardiovascular product and FACTIVE® (gemifloxacin mesylate) tablets, a fluoroquinolone antibiotic. ANTARA is indicated for the adjunct treatment of hypercholesterolemia (high blood cholesterol) and hypertriglyceridemia (high triglycerides) in combination with diet.

-more-

FY07 Preliminary Results

January 14, 2008

FACTIVE is approved for the treatment of acute bacterial exacerbations of chronic bronchitis and community-acquired pneumonia of mild to moderate severity. Oscient promotes ANTARA and FACTIVE through a nationwide sales force calling on primary care physicians, cardiologists, endocrinologists and pulmonologists. The Company also has a novel, late-stage antibiotic candidate, Ramoplanin, for the treatment of Clostridium difficile-associated disease (CDAD).

For important information regarding the safety and use of ANTARA and FACTIVE, please see the full prescribing information available at www.antararx.com and www.factive.com.

Forward-Looking Statement

This news release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements with regard to (i) preliminary 2007 year-end financial results and preliminary 2007 fourth quarter financial results, (ii) the Company’s cash balances as of December 31, 2007, and (iii) the continued growth of the Company’s products in 2008. Forward-looking statements represent our management’s judgment regarding future events. Forward-looking statements typically are identified by use of terms such as “may,” “will,” “should,” “plan,” “expect,” “intend,” “anticipate,” “estimate,” and similar words, although some forward-looking statements are expressed differently. We do not plan to update these forward-looking statements. You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of risks affecting our business. These risks include, but are not limited to (a) events or developments affecting the Company’s stockholders’ equity, market performance, total assets or total revenues; (b) delays in the completion of the audit of our financial statements for the year ending December 31, 2007; (c) our ability to successfully commercialize and market ANTARA or FACTIVE due to: the limitations on our resources and experience in the commercialization of products; lack of acceptance by physicians, patients and third party payors; unanticipated safety, product liability, efficacy, or other regulatory issues; delays in recruiting and training sales personnel; problems relating to manufacturing or supply; delays in the supply of products by the third party manufacturers and suppliers on which we rely; inadequate distribution of the products by wholesalers, pharmacies, hospitals and other customers; and competition from other products; (d) the delay in or inability to obtain additional regulatory approvals of our products and product candidates due to negative, inconclusive or insufficient results in ongoing or future clinical trials, the FDA requiring additional information or data, delays in the progress of ongoing clinical trials, safety concerns arising with respect to our products or product candidates and disputes with the third parties from whom we license our products or product candidate; (e) delays by the FDA; and (f) claims against us by third parties, including claims relating to our intellectual property position. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are described under the heading “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2007 and in other filings that we may make with the Securities and Exchange Commission from time to time.

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